EXHIBIT 99.1
                                  ------------

FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CALL
June 15, 1998                               Investors:   Robert P. Mulreaney
                                                         Chief Financial Officer
                                                         (410) 234-0782

                                            Media:   Brian J. Lewbart
                                                     Director, Public Relations
                                                     (410) 234-1755



           PRIME RETAIL, INC. AND HORIZON GROUP, INC. COMPLETE MERGER

 Prime Retail Completes $292.0 Million of Debt Financing in Connection With the Merger

     BALTIMORE, MD (June 15, 1998) -- Prime Retail, Inc. (NYSE: PRT, PRT.PRA, PRT.PRB) and Horizon Group, Inc. (NYSE: HGI) today announced that they have completed the merger of the two companies. The combined company, Prime Retail, Inc., integrates 22 of Horizon's top performing outlet centers into Prime Retail's existing portfolio and establishes Prime Retail as the largest owner/operator and developer of factory outlet centers in the world, with 49 centers totaling approximately 13.7 million square feet of gross leasable area
(GLA) in 26 states.

     "This merger propels Prime Retail into the top 15% of all public REITs with a total market capitalization of more than $2.0 billion," said Prime Retail Chief Executive Officer Abraham Rosenthal. "We expect a smooth transfer of all the properties and are extremely excited about the future of Prime Retail."

     Under the terms of the merger, HGI shareholders will receive 0.20 of a share of Series B Preferred Stock and 0.597 of a share of Common Stock of Prime Retail for each share of HGI Common Stock. Each Horizon/Glen Outlet Centers Limited Partnership unitholder will receive 0.9193 of a Common Unit of Prime Retail, L.P. in exchange for each HGI unit. Horizon stock will be delisted after the close of trading today. Stock of the combined company, Prime Retail, Inc., will continue trading under Prime Retails existing ticker symbols.

     As previously announced, concurrent with the closing of the merger a special cash distribution of $0.50 per share/unit is being made to holders of Prime Retail's Series C Preferred Securities, Common Stock and common units of limited partnership interest, and a special cash distribution of $0.60 per share is being made to holders of Prime Retail's Series B Preferred Stock. Shareholders of HGI will not participate in these distributions. In accordance with NYSE procedures, due bills representing the right to receive such special cash distributions must accompany shares of Common Stock and Series B Preferred Stock delivered until June 16, 1998 when the shares of Common Stock and Series B Preferred Stock will commence trading "ex" such special cash distributions.

     Also as previously announced, the common equity of Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), which initially will own and operate 15 properties being spun-off from Prime Retail and HGI, will be distributed to the convertible preferred and common shareholders and unitholders of Prime Retail and the shareholders and limited partners of Horizon based on their ownership of Prime Retail immediately following the merger.

     Pursuant to this distribution, one share of Common Stock of HGP will be distributed for every 20 shares of Common Stock, Common Units or Series C Preferred Stock of Prime Retail and 1.196 shares of Common Stock of HGP will be distributed for every 20 shares of Series B Preferred Stock held in Prime Retail. The distribution will occur on June 18, 1998. In accordance with NYSE procedures, due bills representing the right to receive the share distribution must accompany shares of Prime Retail's Common Stock and Series B Preferred Stock delivered after June 15, 1998 until June 19, 1998 when such shares commence trading "ex" such share distribution.

     In connection with the merger, Prime Retail also announced today that it completed a $292.0 million debt financing with Nomura Asset Capital Corporation ("NACC"). The financing consists of (i) a $180.0 million nonrecourse permanent loan (the "Permanent Loan") and (ii) a $112.0 million full recourse bridge loan (the "Bridge Loan"). The Permanent Loan is (i) collateralized by first mortgages on four factory outlet centers, (ii) bears a fixed rate of interest of 6.99% and
(iii) requires monthly principal and interest payments pursuant to an approximate 26-year amortization schedule. The Bridge Loan is (i) collateralized by first mortgages on six factory outlet centers, (ii) bears a variable rate of interest equal to 30-day LIBOR plus 1.35%, (iii) matures in three years, and
(iv) requires monthly interest-only payments.

     Following the spin-off of HGP, Prime Retail will be a guarantor or otherwise obligated with respect to approximately $42 million of HGP's indebtedness, including $12.2 million of obligations under HGP's $108.2 million three-year secured credit facility with NACC and $11.8 million of mortgage debt that is scheduled to mature August 14, 1998. Prime Retail and HGP are continuing to seek the consent of certain parties to the assumption by HGP or its affiliates of $14.3 million of indebtedness in connection with the spin-off.

     Baltimore-based Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, acquisition, leasing, marketing and management of factory outlet centers throughout the United States. Prime Retail's outlet centers are recognized in the industry for their larger size, highly accessible locations, larger and more diverse merchandising mix, extensive food and recreational amenities, and quality architecture and landscaping, all of which create an upscale environment in which to showcase merchandise and encourage shopping. Prime Retail has been a developer of factory outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeretail.com.

     Some of the information contained herein which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect managements current views with respect to future events and financial performance and, accordingly, such statements are subject to various risks and uncertainties.

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